Exhibit 10.4

AGREEMENT ON

KNOW-HOW SUB-LICENSE

by

PARTY A

Luck Sky (Shen Zhen) Aerodynamic Electricity Limited

And

PARTY B

Xianning Xiangtian Energy Holding Group Co., Ltd.

September 30, 2018

Know-How Sub-Licensing Agreement

This Agreement on Know-how Sub-License (the “Agreement”) is made as of September 30, 2018 between the following parties in the territory of People’s Republic of China (the “PRC”, exclusive of Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan Region for the purpose of this Agreement).

Party A: Luck Sky (Shen Zhen) Aerodynamic Electricity Limited, a validly existing wholly foreign owned enterprise established under the laws of the PRC

Registered Address: No. 2206, Jinlong Plaza, Caiwuwei, Hongbao Road, Luohu District, Shenzhen, China. Postal Code: 518000

Legal Representative: Zhou Jian

Tel: 0755-22954296

Fax: 0755-22954296

Party B: Xianning Xiangtian Energy Holding Group Co., Ltd., a validly existing limited liability company established under the laws of the PRC.

Registered Address: Fuqiao Village, Henggouqiao Town, Xianning City

Legal Representative: Zhou Denghua

Tel:

Fax:

(Party A and Party B, collectively, referred to as “Both Parties” or the “Parties” and individually, as “Either Party” or the “Party”)

Whereas:

1.	Party A (the “Licensor”) is a wholly foreign owned enterprise incorporated in accordance with the laws of the PRC and has strengths in the techniques of natural energy power generation system field;

2.	Whereas Party A entered into licensing agreements dated as of July 25, 2014 (the “Licensing Agreements”) with 1) Mr. Zhou Dengrong and Mr. Zhou Jian, 2) Luck Sky (Holding) Group, Co. Ltd (the “Owners”) respectively, pursuant to which Party A has been granted an exclusive license to use, including a right to sublicense, the patents (the “Patents”) and the patent applications (the “Patent Applications”) listed in Annex A, and all related trade secrets and Technology, and all improvements thereon, related to PV installations and the air energy storage power generation technology (such Patents, Patent Applications, knowhow and related trade secrets are, collectively, the “Technology”);

3.	Whereas Party B (the “Licensee”) is a limited liability company incorporated in the PRC, mainly conducting the business of natural energy power generation system; and

4.	Whereas Party A agrees to grant Party B an exclusive sublicense to use the Technology as mentioned above (the “Sublicense”), and Party B agrees to obtain the Sublicense and pays Party A an annual royalty fee.

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Now, therefore, the Parties agree as follows:

Article 1

Definitions

For the purposes of the Agreement, the following words and expressions shall have the meanings as defined hereunder:

1.1	The “Agreement” means this Agreement, which is formed by Article 1 to Article 18 and Annex 1, signed between Licensee and Licensor on the date listed thereof.

1.2	The “Technology” means 61 Chinese patents, related patent applications and trade secrets, including the technology underlying the patents and patent applications listed in Annex 1 to this Agreement,

1.3	“Agreement Products” means the products manufactured by using such 61 Chinese patents, related patent applications and trade secrets listed in Annex 1 to this Agreement.

1.4	“China,” means the People’s Republic of China

1.5	“Technical Documentation”, “Technical Training”, “Components”, means the materials carrying the Technology or required for the production of Agreement Products and thus to be communicated or traded to the Licensee accordingly, which is to be prescribed in other affiliated agreements.

Article 2

Scope of the Agreement

2.1	Licensor has agreed to grant to Licensee and Licensee has agreed to obtain from Licensor the exclusive sublicense to use the Patents and Patent Applications as listed in Annex 1 and other Technology in China with respect to electrical generation for commercial and residential structures, not including wind towers.

2.2	The Parties agree that, any technical results from the improvement or transformation to the Technology, as well as any rights or interests arising thereof, in the process of exploiting and utilizing the Technology shall be solely owned and possessed by the Licensor, unless otherwise stipulated by law or provided in agreements between the Parties, and Party B shall have no claim thereof whatsoever.

2.3	Licensor hereby grants to Licensee an exclusive, non-transferable Sublicense to exploit the Technology for the development and production of the Agreement Products as well as the right to sell the Agreement Products so manufactured in the territory of China and to export the Agreement Products so manufactured to countries approved by Licensor.

2.4	Without the prior written consent of Licensor, Licensee is obliged not to sub-license, transfer the Technology to any third parties inside or outside the licensed territory of China, nor exploit the Technology in the manner other than provided in the Agreement, including training for any third parties, or exploit, develop, improve, transform, share the Technology for business purpose other than provided in the Agreement with any third parties.

2.5	For the purpose of this Agreement and to the limit of necessity, Licensor shall provide Licensee with the Technical Documentation, Technical Training, and technical services. The definition, contents, quantity and time of such delivery and services shall be prescribed in affiliate agreements, including “Exclusive Management, Consulting and Training and Technical Service” executed by the Parties.

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Article 3

Agreement Fees

3.1	The Licensee agrees to pay a quarterly royalty fee (hereinafter referred to as the “Fee”) in an amount equal to five percent (5%) of net income generated using the technology listed in the Annex 1 during such quarter to the Licensor hereunder by the 30th day following the end of each fiscal quarter, into the account to be designated by the Licensor.

3.2	The shareholders of the Licensee shall provide a pledge of all of their shares of capital stock of the Licensee as collateral for the Fee payable under the Agreement by the Licensee.

3.3	The Parties shall take responsibility for taxation and costs incurred under the Agreement separately as prescribed in related laws.

Article 4

Rights and Obligations

4.1	The Licensee warrants not to raise doubt and suspiciousness on the effectiveness and exclusiveness of the claims of the Licensor on the above-mentioned Technology, as well as that of the Agreement, during and after the valid period of the Agreement, nor to implement any procedures that may be deemed by the Licensor as jeopardy to his rights of licensing.

4.2	The Licensee agrees to provide necessary assistance to the Licensor in perspective of preserving the rights of the Licensor on the Technology. In the circumstances of infringement claims made by any third party against the Licensor on the Technology, the Licensor may, on his own will, respond to such claims in the name of his own, the Licensee or the both. In the circumstances of any third party’s infringement to the Licensor’s claim on the Technology, the Licensee shall, to the limit of its knowledge, inform the Licensor of such infringement in written with no delay. The Licensor shall be solely eligible to decide further proceedings with respect to such infringement. The expenses incurred in the above litigation shall be borne by Party B.

4.3	The Licensee warrants to exploit the Technology exclusively in the manner as prescribed in the Agreement, specifically not in the manner as deceptive, misguiding or other manners that might be considered by the Licensor harmful to the reputation of the Technology or the credibility of the Licensor.

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Article 5

Confidentiality

5.1	The Licensee, its executives, employees, agents and others who are aware of confidential information shall keep confidential of any publicly-unrevealed technical or business data or information (“Confidential Information”) of Party A it then has knowledge of or access to in compliance with the Agreement, and shall return any documents and materials that carry the Confidential Information of the Licensor or dispose such as required, as well as delete any of such Confidential Information from any memory device and not to exploit it further. Provided with prior written consent of the Licensor, the Licensee shall not reveal, provide or transfer such Confidential Information to any third parties.

5.2	The Parties agree that, this Article 5 shall remain effective irrespective of any invalidity, amendment, and rescission, termination of the Agreement or unenforceability of the Agreement.

Article 6

Representation and Warranty

6.1	The Licensor warrants that Licensor is a wholly foreign-owned enterprise registered and existing in compliance with the law of China.

6.2	The Licensor warrants that it shall subscribe and enforce the Agreement within its authorized business scope, and has taken necessary procedures to acquire appropriate authorization, including consent and approvals from any third party or examination authorities (if required), for the purpose of the Agreement. The Licensor warrants that the conclusion of this Agreement is not and will not be breaking any restriction imposed thereupon by binding laws or business entities that may impose influence on the Licensee in terms of the Agreement.

6.3	The Licensor possesses the rights of claims of all kinds to the Technology wholly and completely in compliance with governing laws of PRC and other binding agreements it had made otherwise with other parties.

6.4	The Licensor warrants not to product or sell the Agreement Product listed in Annex 1 attached hereto with the Technology in the range of the license prescribed hereunder.

6.5	The Licensee warrants that it is a limited liability company registered and existing in compliance with the law of China.

6.6	The Licensee warrants that it shall subscribe and enforce the Agreement within its authorized business scope, and has taken necessary procedures to acquire appropriate authorization, including consent and approvals from any third party or examination authorities (if required), for the purpose of the Agreement. The Licensor warrants that the conclusion of this Agreement is not and will not be breaking any restriction imposed thereupon by binding laws or business entities that may impose influence on the Licensee in terms of the Agreement.

6.7	The Agreement shall become effective and have binding force on the Parties upon execution by the Parties. The Agreement may be compulsorily enforceable with notarization.

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Article 7

Effectiveness and Term

7.1	The Agreement shall become effective and binding to the Parties upon subscription by the Parties at the date listed at the top the Agreement. Unless prematurely terminated in accordance with the Agreement, the Agreement shall maintain effective and binding throughout the entire duration of operation of the Licensee.

7.2	Upon written consent of the Parties, the Agreement may be extended after expiration, while the term of extension shall be decided by the Parties through negotiation on the occasion.

Article 8

Breach of Agreement and Liability, Termination of Agreement

8.1	In the occasion that the Licensee fails to pay the Fee to the Licensor in accordance with the Agreement, the Licensor has the right to charge a penalty at the rate of 0.03% per month of the Fee unpaid from the Licensee upon issuing written notice of reminder to Licensee. Unless otherwise prescribed in the Agreement, the defaulting Party who breached its obligations in accordance with this Agreement shall continue to perform the Agreement, or take remedial measure, as required by the performing Party, as well as paying compensation for damages incurred to the performing Party accordingly.

8.2	In the term of validity of the Agreement, the Licensor may terminate the Agreement upon issuing written notice of reminder to Licensee by 30 days prior to such termination, in the duration of the Agreement; unless otherwise prescribed in the Agreement, the Licensee may not terminate or rescind the Agreement, provided that the Licensor made due written consent thereupon.

8.3	After the termination or expiration of the Agreement, the Licensee may not be continuously entitled to the rights authorized to the Licensee under the Agreement, including but not limited to that the Licensee may not exploit the Technology directly or in any other manners.

Article 9

Force Majeure

9.1	“Force Majeure” refers to any event that is beyond the appropriate control of a Party/Parties and not avoidable given appropriate attention by the affected Party/Parties, including but not limited to: governmental behavior, natural force like storm, flood, earthquake, tidal force, lightening, fire, explosion, or war. However, inadequacy of credit, capital or other financing problems shall not be deemed beyond the appropriate control of the Party. The Party affected by the “Force Majeure” and in quest of exemption of fulfillment of its obligation under the Agreement shall issue written notice of such exemption to the other Party.

9.2	On the occasion of delay or obstruction of the enforcement of the Agreement incurred by the above “Force Majeure”, the affected Party shall not undertake any liability to the breach of its obligations so affected in accordance with the Agreement, provided that the affected Party shall have seek to perform so affected obligations with appropriate effort as a proper excuse, while the Party’s performance of obligations other than those affected by concerned delay and obstruction shall be excluded from exemption. Upon that the above cause of exemption cease, the Parties agree to do their utmost to resume the performance of the Agreement. On the occasion that the affection of the above “Force Majeure” makes the performance of the Agreement unenforceable, the Parties agree to seek to achieve the purpose of the Agreement in other manners at their best efforts as required by the Licensor.

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Article 10

Governing Law and Dispute Resolution

The governing law of the effectiveness, interpretation, performance and etc. of the Agreement is the laws of China. All disputes arising out of or in connection with the Agreement shall be firstly subject to negotiation of both Parties with good will which shall be proposed by a Party or both Parties. In the circumstances that a dispute is not resolved within 30 days after such negotiation for the dispute is proposed, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”). The arbitration shall be conducted in accordance with the procedural rules of CIETAC. The arbitration proceedings shall be held in Beijing, China, in Chinese language. Arbitration awards shall be final and binding upon both Parties.

Article 11

Notice of Information

11.1	Any notice or communication transmitted between the Parties should be in written in the formality of Fax, personal delivery (including Express Delivery) or aviation registered mail to the addresses designated at the top of the Agreement.

11.2	Unless otherwise prescribed in the Agreement, the day when notice or communication is conveniently delivered by hand is deemed the day of receipt. Notice or communication delivered through prepaid Express Delivery shall be deemed received by the 7th day of dispatch. Notice or communication delivered by cable address or facsimile transmission shall be deemed received at the moment of delivery. Notice or communication delivered by telegraph shall be deemed received by 24 hours of wiring.

Article 12

Assignment and Rerelease

Without the prior written consent of the Licensor, the Licensee may not assign, pledge or rerelease the Agreement or its rights and obligations hereunder.

Article 13

Amendment and Supplement of the Agreement

The Parties shall make amendments or supplementary agreements to the Agreement in written. Any amendments and supplements to the Agreement shall be made in written contractual documents, and be valid after being signed by both parties’ authorized representatives, which shall form integral part of the Agreement and have the same legal force.

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Article 14

Segmentation of the Agreement

In the circumstances that any provisions hereunder is nullified or unfulfillable due to violation of relevant laws, such provisions solely shall be held null and void and not enforceable in the domain of such laws, with no jeopardy to the legal force of other provisions hereunder.

Article 15

Annex

Any annexes of the Agreement shall be integral parts of the Agreement and have the same legal force.

Article 16

Counterparts of the Agreement

This Agreement shall be signed in two counterparts; each Party holds one copy, with the same legal force. This Agreement is written and signed in Chinese language, while versions in other languages are for reference purpose only.

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SIGNATURE PAGE

Party A: Luck Sky (Shen Zhen) Aerodynamic Electricity Limited (Seal)

[Corporate seal affixed herein]

Authorized representative: /s/ Zhou Jian

Title: legal representative

Party B: Xianning Xiangtian Energy Holding Group Co., Ltd. (Seal)

[Corporate seal affixed herein]

Authorized representative: /s/ Zhou Dengrong

Title: legal representative

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Annex I. Patents

No.	Description of Invention
1	Solar energy hot water system for air tower generator
2	V-type multi-cylinder air power engine
3	Petro system of air power engines
4	Gas distribution system to v-type multi-cylinder air power engines
5	generator system with electro-magnetic assistance
6	controller to v-type multi-cylinder air power engines
7	Two stroke air power engine assembly
8	Gear box for v-type air power multi-cylinder engines
9	Assembly of compressed air engine with compress air feedback loop
10	Gear box system for twos troke air power engines
11	Assembly of twos troke air power generator with electro-magnetic assistance
12	Piston components of air power engines
13	Control system of air power engines
14	Multi cylinder power distributor of air power engines
15	Agas distribution system of two stroke V-type eight cylinder air power engines
16	Electro-magnetic assistor of the air power engine assembly
17	multi-body power distributor of air power engines
18	Cylinder head and valve structure of air power engines
19	Compressed air engines with exhausting gas collecting device
20	Exhausting structure of cylinder head of air power multi-cylinder engines
21	Air power engines
22	Lubricating oil system of multi-cylinder air power engines system
23	Cylinder for variable multi-cylinder air power engines
24	Control mechanism of swing variable multi-cylinder air power engines
25	Connecting rod of engines
26	upper box of variable multi-cylinder air power engines
27	Swing Variable multi-cylinder air power engines
28	Electro-control-chip of variable air power engines
29	An innovated solar energy generating device
30	A frequency variable heating device to generator
31	Mini air power engines
32	Control mechanism of mini air power engines
33	Control system of mini air power engines
34	Gas system of mini air power engines
35	Variable multi-cylinder air power engines
36	Control mechanism of variable air power engines
37	Electro-controlled Gas accelerator of air power engines
38	Heating device of air power engines
39	High frequency conducting heating device
40	Gas distribution system of air power engines
41	Piston oil pump of mini air power engines
42	Shaft system of rotary engines
43	Propeller rotary system of rotary engines
44	Gas inlet and outlet structure of rotary engines
45	Petro system of rotary engines
46	Inlet and outlet gas system of rotary engines
47	Rotary engines
48	High pressure freezing gas deposit tank
49	Piston aerodynamic engine
50	Chute V-type aerodynamic engine
51	Aerodynamic engine power test bed
52	Spiral heat mass exchanger (air heater)
53	30 mpa air medium plasma gas heater
54	30 mpa air medium plasma atmospheric purifier
55	Wide voltage photovoltaic inverter
56	Flywheel increasing device
57	Weak light photovoltaic power generation systems
58	Air energy storage system
59	Air energy generation system
60	No pulse power conversion system
61	Photovoltaic energy storage intelligent control system

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